Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information of Sunoco LP (“Sunoco” or the “Partnership”) reflects the pro forma impacts of multiple transactions, each of which is described in the following sections. The NuStar Acquisition and West Texas Asset Sale (both defined below) were completed in the second quarter of 2024 and the Parkland Acquisition (defined below) is expected to close in the second half of 2025 (collectively, the “Transactions”).

Parkland Acquisition. On May 5, 2025, Sunoco and Parkland Corporation (“Parkland”) announced that the parties entered into a definitive agreement whereby Sunoco plans to acquire all outstanding shares of Parkland in a cash and equity transaction valued at approximately $9.1 billion, including assumed debt (“Parkland Acquisition”). As part of the transaction, Sunoco intends to execute certain affiliate transactions with NuStar GP Holdings, LLC, which is expected to be renamed SunocoCorp LLC (“SunocoCorp”), which would be a publicly-traded Delaware limited liability company. SunocoCorp does not currently have any significant assets or liabilities or activities. SunocoCorp is expected to hold limited partnership units of Sunoco that are economically equivalent to Sunoco’s publicly-traded common units on the basis of one Sunoco common unit for each outstanding SunocoCorp unit. For a period of two years following closing of the transaction, Sunoco would ensure that SunocoCorp unitholders receive the same dividend equivalent as the distribution to Sunoco unitholders. Under the terms of the agreement, Parkland shareholders would receive 0.295 SunocoCorp units and C$19.80 for each Parkland share. Parkland shareholders could elect, in the alternative, to receive C$44.00 per Parkland share in cash or 0.536 SunocoCorp units for each Parkland share, subject to proration to ensure that the aggregate consideration payable in connection with the transaction does not exceed C$19.80 in cash per Parkland share outstanding as of immediately before close and 0.295 SunocoCorp units per Parkland share outstanding as of immediately before close. Sunoco has secured a $2.65 billion 364-day bridge term loan for the proposed cash consideration. The Parkland Acquisition is currently expected to close in the second half of 2025 upon the satisfaction of closing conditions, including approval by Parkland’s shareholders and customary regulatory and stock exchange listing approvals.

NuStar Acquisition. On May 3, 2024, Sunoco completed the acquisition of 100% of the common units of NuStar Energy L.P. (“NuStar Acquisition”). Under the terms of the agreement, NuStar Energy L.P. (“NuStar”) common unitholders received 0.400 Sunoco common units for each NuStar common unit. In connection with the acquisition, Sunoco issued approximately 51.5 million common units, which had a fair value of approximately $2.85 billion, assumed debt totaling approximately $3.5 billion, including approximately $56 million of lease related financing obligations, and assumed preferred units with a fair value of approximately $800 million. The assets acquired in the NuStar Acquisition included approximately 9,500 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia, and specialty liquids.

West Texas Asset Sale. On April 16, 2024, Sunoco completed the sale of 204 convenience stores located in West Texas, New Mexico, and Oklahoma to 7-Eleven, Inc. (“West Texas Asset Sale”) for approximately $1.0 billion, including customary adjustments for fuel and merchandise inventory. As part of the sale, Sunoco also amended its existing take-or-pay fuel supply agreement with 7-Eleven, Inc. to incorporate additional fuel gross profit. Upon the completion of the sale, the Partnership recorded a $586 million gain ($442 million, net of current tax expense of $179 million and deferred tax benefit of $35 million).

The unaudited pro forma combined financial information does not reflect the pro forma impacts of Sunoco’s completed acquisition of liquid fuel terminals in Amsterdam, Netherlands and Bantry Bay, Ireland, because such pro forma impacts are not significant to Sunoco’s historical financial statements or to the pro forma combined financial statement included herein.

The unaudited pro forma condensed combined balance sheet assumes that the Parkland Acquisition was consummated on March 31, 2025. The unaudited pro forma condensed combined statements of operations assume that the Transactions were consummated on January 1, 2024. The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) Sunoco’s Annual Report on Form 10-K for the year ended December 31, 2024, (ii) Sunoco’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, (iii) the unaudited consolidated balance sheets of NuStar as of March 31, 2024 and December 31, 2023, the related condensed consolidated statements of comprehensive income, consolidated statements of cash flows, and consolidated statements of partners’ equity and mezzanine equity for each of the three months ended March 31, 2024 and 2023, and the related notes thereto, (iv) Parkland’s consolidated financial statements for the year ended December 31, 2024, and (v) Parkland’s interim condensed consolidated financial statements (unaudited) for the three months ended March 31, 2025.

The unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786. The pro forma adjustments included herein include those adjustments that reflect the accounting for the respective transactions in accordance with U.S. GAAP (“transaction accounting adjustments”). Adjustments to reflect synergies and/or dis-synergies related to the respective transactions (“management adjustments”), which are elective pro forma adjustments under Release No. 33-10786, have not been reflected herein.

The unaudited pro forma combined financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document. The unaudited pro forma combined financial information includes certain non-recurring transaction-related adjustments, as discussed in the accompanying notes.

The unaudited pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for informational purposes only, and is not intended to be a projection of future results. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial information.

SUNOCO LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2025

(in millions of USD)

	Sunoco Historical	Parkland Historical (1)	Parkland Acquisition Transaction Accounting Adjustments		Sunoco Pro Forma for Parkland Acquisition
ASSETS
Current assets:
Cash and cash equivalents	$172	$253	$—		$425
Accounts receivable, net	1,031	1,089	66	m	2,186
Inventories, net	1,111	1,027	27	m	2,165
Other current assets	199	142	—		341
Assets held for sale	—	607	(607)	m	—

Total current assets	2,513	3,118	(514)		5,117

Property and equipment, net	7,606	3,495	1,383	g, m	12,484
Other assets:
Operating lease right-of-use assets, net	495	—	665	m	1,160
Goodwill	1,477	1,693	1,795	g, m	4,965
Intangible assets, net	540	778	281	g, m	1,599
Other non-current assets	435	439	7	m	881
Investments in unconsolidated affiliates	1,276	240	—		1,516

Total assets	$14,342	$9,763	$3,617		$27,722

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,004	$1,803	$(247)	m	$2,560
Accounts payable to affiliates	128	—	—		128
Accrued expenses and other current liabilities	460	139	399	h, m	998
Operating lease current liabilities	31	—	171	m	202
Current maturities of long-term debt	2	171	(171)	m	2
Liabilities associated with assets held for sale	—	208	(208)	m	—

Total current liabilities	1,625	2,321	(56)		3,890

Operating lease non-current liabilities	500	—	548	m	1,048
Long-term debt, net	7,671	4,446	1,111	g, m	13,228
Advances from affiliates	77	—	—		77
Deferred tax liabilities	161	258	500	g	919
Other non-current liabilities	152	530	16	m	698

Total liabilities	10,186	7,555	2,119		19,860

Commitments and contingencies

Equity:
Limited partners:
Common unitholders	4,159	2,202	504	g	6,865
Preferred unitholders	—	—	1,000	g	1,000
Class C unitholders	—	—	—		—
Accumulated other comprehensive income (loss)	(3)	6	(6)	g	(3)

Total equity	4,156	2,208	1,498		7,862

Total liabilities and equity	$14,342	$9,763	$3,617		$27,722

(1)	Translated from Canadian Dollar (“CAD”) to United States Dollar (“USD”) using the exchange rate as of March 31, 2025.

SUNOCO LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2025

(in millions of USD, except units and per unit data)

	Sunoco Historical	Parkland Historical (1)	Parkland Acquisition Transaction Accounting Adjustments		Sunoco Pro Forma for Parkland Acquisition
REVENUES	$5,179	$4,748	$—		$9,927
COSTS AND EXPENSES:
Cost of sales	4,526	4,117	47	m	8,690
Operating expenses	143	266	(51)	m	358
General and administrative	39	125	(5)	m	159
Lease expense	16	—	80	m	96
Loss on disposal of assets	3	—	—		3
Depreciation, amortization and accretion	156	146	(23)	i, m	279

Total cost of sales and operating expenses	4,883	4,654	48		9,585
OPERATING INCOME	296	94	(48)		342
OTHER INCOME (EXPENSE):
Interest expense, net	(121)	(64)	(17)	i, m	(202)
Equity in earnings of unconsolidated affiliates	32	4	—		36
Loss on extinguishment of debt	(2)	—	—		(2)
Other, net	—	15	—		15

INCOME BEFORE INCOME TAXES	205	49	(65)		189
Income tax expense (benefit)	(2)	6	—		4

NET INCOME	$207	$43	$(65)		$185
Less: Incentive distribution rights	39	—	15	j	54
Less: Preferred units	—	—	23	k	23
Less: Distributions on unvested unit awards	2	—	—		2

NET INCOME ATTRIBUTABLE TO LIMITED PARTNERS	$166	$43	$(103)		$106

NET INCOME PER LIMITED PARTNER UNIT:
Basic	$1.22				$0.57

Diluted	$1.21				$0.56

WEIGHTED AVERAGE LIMITED PARTNER UNITS OUTSTANDING:
Common units - basic	136,267,512		51,309,645	n	187,577,157
Dilutive effect of unvested awards	668,799		—		668,799

Common units - diluted	136,936,311		51,309,645		188,245,956

(1)	Translated from CAD to USD using the average exchange rate for the three month period ended March 31, 2025.

SUNOCO LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2024

(in millions of USD, except units and per unit data)

	Sunoco Historical	NuStar Historical (1)	NuStar Acquisition Transaction Accounting Adjustments		Sunoco Pro Forma for NuStar Acquisition	West Texas Asset Sale Transaction Accounting Adjustments		Sunoco Pro Forma for NuStar Acquisition and West Texas Asset Sale	Parkland Historical (2)	Parkland Acquisition Transaction Accounting Adjustments		Sunoco Pro Forma for the Transactions
REVENUES	$22,693	$523	$(1)	a	$23,215	$(179)	f	$23,036	$20,672	$(12)	l	$43,696
COSTS AND EXPENSES:
Cost of sales	20,595	126	(1)	a	20,720	(159)	f	20,561	17,938	188	l, m	38,687
Operating expenses	545	116	—		661	(12)	f	649	1,127	(217)	m	1,559
General and administrative	277	150	(103)	b	324	—		324	603	207	h, m	1,134
Lease expense	72	—	—		72	—		72	—	297	m	369
Loss on disposal of assets	45	—	—		45	—		45	—	—		45
Depreciation, amortization and accretion	368	86	43	c	497	—		497	624	(67)	i, m	1,054

Total cost and expenses	21,902	478	(61)		22,319	(171)		22,148	20,292	408		42,848

OPERATING INCOME	791	45	60		896	(8)		888	380	(420)		848
OTHER INCOME (EXPENSE):
Interest expense, net	(391)	(83)	9	c	(465)	(1)	f	(466)	(255)	(69)	i, m	(790)
Equity in earnings of unconsolidated affiliates	60	—	—		60	—		60	6	—		66
Gain on West Texas Asset Sale	586	—	—		586	(586)	f	—	—	—		—
Loss on extinguishment of debt	(2)	—	—		(2)	—		(2)	—	—		(2)
Other, net	5	1	—		6	(2)	f	4	(39)	—		(35)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	1,049	(37)	69		1,081	(597)		484	92	(489)		87
Income tax expense	175	1	—		176	(144)	f	32	—	—		32

NET INCOME	874	(38)	69		905	(453)		452	92	(489)		55

Less: Net income attributable to noncontrolling interests	8	—	—		8	—		8	—	—		8
Less: Incentive distribution rights	145	—	14	d	159	—		159	—	55	j	214
Less: Preferred units	—	—	—		—	—		—	—	90	k	90
Less: Distributions on unvested unit awards	5	—	—		5	—		5	—	—		5

NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS	$716	$(38)	$55		$733	$(453)		$280	$92	$(634)		$(262)

NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$6.04				$5.40			$2.06				$(1.40)

Diluted	$6.00				$5.37			$2.05				$(1.39)

WEIGHTED AVERAGE LIMITED PARTNER UNITS OUTSTANDING:
Common units - basic	118,529,390		17,181,033	e	135,710,423			135,710,423		51,309,645	n	187,020,068
Dilutive effect of unvested awards	812,648		—		812,648			812,648		—		812,648

Common units - diluted	119,342,038		17,181,033		136,523,071			136,523,071		51,309,645		187,832,716

(1)

NuStar Historical represents amounts from January 1, 2024 to April 30, 2024, the four month period prior to the NuStar Acquisition. The following reconciles amounts previously reported by NuStar for the three months ended March 31, 2024 to amounts reported above as NuStar Historical:

	NuStar Quarter Ended March 31, 2024	NuStar Month Ended April 30, 2024	NuStar Historical
REVENUES	$391	$132	$523
COSTS AND EXPENSES:
Cost of sales	94	32	126
Other operating	86	30	116
General and administrative	42	108	150
Depreciation, amortization and accretion	65	21	86

Total cost and expenses	287	191	478

OPERATING INCOME	104	(59)	45
OTHER INCOME (EXPENSE):
Interest expense, net	(62)	(21)	(83)
Other, net	2	(1)	1

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	44	(81)	(37)
Income tax expense	1	—	1

NET INCOME (LOSS)	$43	$(81)	$(38)

(2)	Translated from CAD to USD using the average exchange rate for the year ended December 31, 2024.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet gives effect to the Parkland Acquisition as if it had occurred on March 31, 2025. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024 give effect to the Transactions as if the Transactions had occurred on January 1, 2024.

These unaudited pro forma combined financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The unaudited pro forma combined financial statements are not necessarily indicative of what the actual results of operations or financial position of Sunoco would have been if the Transactions had in fact occurred on the dates or for the periods indicated, nor does it purport to project the results of operations or financial position of Sunoco for any future periods or as of any date. The unaudited pro forma combined financial statement does not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma combined financial statements include material estimates and assumptions related to purchase price accounting for the Parkland Acquisition, as discussed further below.

The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Sunoco, NuStar, and Parkland. The pro forma condensed combined statement of operations for the year ended December 31, 2024 includes transaction adjustments for certain non-recurring items, including the estimated transaction-related expenses included in Notes 2.b. and 4.h. below.

These unaudited pro forma combined financial statements are presented based on accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical financial statements of Sunoco and NuStar were prepared in accordance with U.S. GAAP; the historical financial statements of Parkland were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The Partnership has performed a preliminary analysis and has not identified significant differences between IFRS and U.S. GAAP for the purposes of presenting these unaudited pro forma condensed combined financial statements.

2.	NUSTAR ACQUISITION TRANSACTION ACCOUNTING ADJUSTMENTS

a.	Represents the elimination of intercompany activity between Sunoco and NuStar for the period from January 1, 2024 to April 30, 2024.

b.

Represents non-recurring transaction-related expenses, including (i) legal, advisory, and other professional fees, (ii) bridge financing fees, and (iii) cash compensation expenses related to the vesting and payment of NuStar’s time-vesting cash awards and performance cash awards.

c.

To record incremental interest and depreciation and amortization expense related to estimated fair values recorded in purchase accounting, based on the estimated fair values recorded in purchase accounting, as summarized in Sunoco’s Form 10-K for the year ended December 31, 2024.

d.

To record additional incentive distributions assumed to be paid to Energy Transfer LP (as holder of Sunoco’s incentive distribution rights) based on the total of 51.5 million Sunoco common units issued as consideration and the actual distributions declared by Sunoco in the first quarter of 2024.

e.	Represents weighted average of the 51.5 million Sunoco common units issued as consideration.

3.	WEST TEXAS ASSET SALE TRANSACTION ACCOUNTING ADJUSTMENTS

f.

To eliminate activity related to Sunoco’s West Texas business, as well as Sunoco’s non-recurring gain on the West Texas Asset Sale of $586 million ($442 million, net of current tax expense of $179 million and deferred tax benefit of $35 million). This transaction was included in the pro forma adjustments based on the significance of the disposed business.

4.	PARKLAND ACQUISITION TRANSACTION ACCOUNTING ADJUSTMENTS

g.

Represents the adjustment to fair value of Parkland’s assets and liabilities. The Parkland Acquisition would be accounted for under the acquisition method of accounting in accordance with ASC 805, “Business Combinations.” Sunoco would be treated as the accounting acquirer. Accordingly, Parkland’s tangible and identifiable intangible assets acquired and liabilities assumed would be recorded at their estimated fair values in the post-closing consolidated balance sheet, and any excess of the purchase price over the estimated fair value of net assets acquired would be classified as goodwill, which would not be amortized but would be evaluated for impairment at least annually.

These pro forma combined financial statements are based on an assumed purchase price allocation using estimates and assumptions based on information currently available to Sunoco’s management. The final allocation of the purchase price would not be completed until after the acquisition is complete and the business combination is consummated and could differ materially from the estimates used herein due to several reasons, including, but not limited to, (i) changes in the fair value of the consideration transferred in the business combination, (ii) changes in the fair value of the underlying assets and liabilities, and (iii) changes in the information available to Sunoco’s management.

In connection with the Parkland Acquisition, Sunoco would issue $1 billion preferred units and $1.7 billion aggregate principal amount of senior notes.

The following is a preliminary estimate of the purchase price for Parkland (dollars in millions of USD, except per unit and per share amounts):

Parkland Acquisition consideration
Parkland common shares outstanding	174,381,337
SunocoCorp units exchange rate	0.295
Number of SunocoCorp units assumed to be issued	51,442,494
Sunoco common unit closing price on May 2, 2025	$57.94

Fair value of SunocoCorp common units issued in exchange	$2,981

Cash consideration per Parkland common share (1)	$13.84

Cash paid in exchange for Parkland common shares	$2,413

Parkland stock options, performance shares, restricted shares, and deferred shares (“Parkland LTIP”)	3,418,301
Cash value per Parkland LTIP	$30.75

Cash value of Parkland LTIP	$105
Portion of Parkland LTIP assumed to be attributable to prior service	50%

Portion of Parkland LTIP accounted for as Parkland Acquisition consideration	$52

Fair value of Parkland Acquisition consideration, excluding assumed debt	$5,446

(1)	Cash consideration per Parkland common share based on C$19.80 converted at the CAD to USD exchange rate as of March 31, 2025.

The following is the estimated allocation of the Parkland Acquisition purchase price used in these pro forma consolidated financial statements (in millions of USD):

Assets acquired:
Cash and cash equivalents	$253
Accounts receivable, net	1,155
Inventories, net	1,054
Other current assets	142
Property and equipment, net	4,878
Operating lease right-of-use assets, net	665
Intangible assets, net	1,059
Other non-current assets	446
Investments in unconsolidated affiliates	240

Total assets acquired	9,892

Liabilities assumed:
Accounts payable	1,556
Accrued expenses and other current liabilities	485
Operating lease current liabilities	171
Operating lease non-current liabilities	548
Long-term debt, net	3,870
Deferred tax liabilities	758
Other non-current liabilities	546

Total liabilities assumed	7,934

Total identifiable net assets	1,958

Goodwill	3,488

Fair value of Parkland Acquisition consideration	$5,446

h.

Represents $230 million of non-recurring transaction-related expenses, including (i) legal, advisory, and other professional fees and (ii) compensation expense related to the vesting and payment of Parkland stock compensation awards of which $53 million is included in accrued expenses and other current liabilities on the unaudited pro forma condensed combined balance sheet as of March 31, 2025.

i.

To record incremental interest expense of $29 million and $115 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, and depreciation and amortization expense of $36 million and $144 million related to estimated fair values to be recorded in purchase accounting, based on the amounts included in note (h) above, for the three months ended March 31, 2025 and year ended December 31, 2024, respectively.

j.

To record additional incentive distributions assumed to be paid to Energy Transfer LP (as holder of Sunoco’s incentive distribution rights) based on the total of 50.5 million Sunoco common units issued to SunocoCorp and the actual distributions declared by Sunoco in the first quarter of 2025.

k.	To record distribution assumed to be paid to holders of preferred units issued in connection with the Parkland Acquisition.

l.	Represents the elimination of intercompany activity between Sunoco and Parkland.

m.	Represents reclassification of certain balance sheet and statement of operations amounts to conform Parkland presentation to Sunoco’s presentation.

n.	Represents Sunoco common units issued by SunocoCorp in connection with the Parkland Acquisition and related transactions.